Filed pursuant to Rule 424(b)(3) Registration Statement on Form F-6 Registration No. 333-186824

 [FORM OF ADR]

Number _____________	CUSIP NUMBER: ________________

American Depositary Shares (each representing rights attributable to 50 Shares)

AMERICAN DEPOSITARY RECEIPT

FOR

AMERICAN DEPOSITARY SHARES

representing

DEPOSITED SHARES

of

ENEL AMÉRICAS S.A.

(Organized under the laws of the Republic of Chile)

AS A CONSEQUENCE OF THE ISSUANCE BY ENEL AMÉRICAS S.A. OF NEW SHARES (AS HEREINAFTER DEFINED) PURSUANT TO A RIGHTS OFFER COMMENCED IN FEBRUARY, 2013, THE BENEFITS OF THE FOREIGN EXCHANGE CONTRACTS (AS DEFINED IN THE SECOND AMENDED AND RESTATED DEPOSIT AGREEMENT, DATED AS OF SEPTEMBER 30, 2010, AND HEREINAFTER USED AS SO DEFINED) HAVE EXPIRED AND, AS A RESULT, NEITHER THE DEPOSITARY (AS HEREINAFTER DEFINED) NOR THE HOLDERS OR BENEFICIAL OWNERS OF AMERICAN DEPOSITARY SHARES SHALL BE ABLE TO BENEFIT FROM THE RIGHTS PREVIOUSLY EXISTING UNDER THE FOREIGN EXCHANGE CONTRACTS.  AFTER THE DATE HEREOF, THE DEPOSITARY SHALL NO LONGER HAVE GUARANTEED ACCESS TO THE FORMAL CURRENCY MARKET IN CHILE FOR THE CONVERSION OF CHILEAN PESOS INTO U.S. DOLLARS.

CITIBANK, N.A., a national banking association organized and existing under the laws of the United States of America, as Depositary (herein called the "Depositary"), hereby certifies that ________________ is the owner of ________________ American Depositary Shares (hereinafter “ADS”), representing deposited shares, without nominal/par value, or evidence of rights to receive such shares (herein called the "Shares"), of Enel Américas S.A., a corporation organized under the laws of the Republic of Chile and previously known as "Enersis Américas S.A." (herein called the "Company"). At the date hereof, each American Depositary Share represents rights attributable to 50 Shares deposited under the Deposit Agreement (as hereinafter defined) with the Custodian which at the date hereof is Banco Santander - Chile.  The ADS(s)-to-Share(s) ratio is subject to amendment as provided in Articles IV and VI of the Deposit Agreement.  The Depositary’s Principal Office is located at 388 Greenwich Street, New York, New York 10013, U.S.A.

(1)           The Deposit Agreement.  This American Depositary Receipt is one of an issue (herein called the "Receipts"), all issued and to be issued upon the terms and conditions set forth in the Third Amended and Restated Deposit Agreement, dated as of March 28, 2013 (herein called the "Deposit Agreement"), by and among the Company, the Depositary and all Holders from time to time of Receipts issued thereunder, each of whom by accepting a Receipt agrees to become a party thereto and becomes bound by all the terms and provisions thereof. The Deposit Agreement sets forth the rights of Holders of the Receipts and the rights and duties of the Depositary in respect of the Shares deposited thereunder and any and all other securities, property and cash from time to time received in respect of such Shares and held thereunder (such Shares, securities, property and cash are herein called "Deposited Securities"). Copies of the Deposit Agreement are on file at the principal offices of the Depositary and the Custodians. The statements made on the face and the reverse of this Receipt are summaries of certain provisions of the Deposit Agreement and are qualified in their entirety by and subject to the detailed provisions of the Deposit Agreement, to which reference is hereby made. Terms defined in the Deposit Agreement and not otherwise defined herein have the same defined meanings set forth in the Deposit Agreement.

(2)           Surrender of Receipts and Withdrawal of Deposited Securities.
The Holder of ADSs shall be entitled to Delivery (at the Custodian’s designated office) of the Deposited Securities at the time represented by the ADSs upon satisfaction of each of the following conditions: (i) the Holder (or a duly-authorized attorney of the Holder) has duly Delivered ADSs to the Depositary at its Principal Office (and if applicable, the ADRs evidencing such ADSs) for the purpose of withdrawal of the Deposited Securities represented thereby, (ii) if applicable and so required by the Depositary, the ADRs Delivered to the Depositary for such purpose have been properly endorsed in blank or are accompanied by proper instruments of transfer in blank (including signature guarantees in accordance with standard securities industry practice), (iii) if so required by the Depositary, the Holder of the ADSs has executed and delivered to the Depositary a written order directing the Depositary to cause the Deposited Securities being withdrawn to be Delivered to or upon the written order of the person(s) designated in such order, and (iv) all applicable fees and charges of, and expenses incurred by, the Depositary and all applicable taxes and governmental charges (as are set forth in Section 5.9 and Exhibit B of the Deposit Agreement) have been paid, subject, however, in each case, to the terms and conditions of the ADRs evidencing the surrendered ADSs, of the Deposit Agreement, of the Company’s Estatutos and of any applicable laws and the rules of the DCV, and to any provisions of or governing the Deposited Securities , in each case as in effect at the time thereof.

Upon satisfaction of each of the conditions specified above, the Depositary (i) shall cancel the ADSs Delivered to it (and, if applicable, the ADRs evidencing the ADSs so Delivered), (ii) shall direct the Registrar to record the cancellation of the ADSs so Delivered on the books maintained for such purpose, and (iii) shall direct the Custodian to Deliver, or cause the Delivery of, in each case, without unreasonable delay, the Deposited Securities represented by the ADSs so canceled together with any certificate or other document of title for the Deposited Securities, or evidence of the electronic transfer thereof (if available), as the case may be, to or upon the written order of the person(s) designated in the order delivered to the Depositary for such purpose, subject however, in each case, to the terms and conditions of the Deposit Agreement, of the ADRs evidencing the ADSs so cancelled, of the Estatutos of the Company, of any applicable laws and of the rules of the DCV, and to the terms and conditions of or governing the Deposited Securities, in each case as in effect at the time thereof.

The Depositary shall not accept for surrender ADSs representing less than one (1) Share.  In the case of the Delivery to it of ADSs representing a number other than a whole number of Shares, the Depositary shall cause ownership of the appropriate whole number of Shares to be Delivered in accordance with the terms hereof, and shall, at the discretion of the Depositary, either (i) return to the person surrendering such ADSs the number of ADSs representing any remaining fractional Share, or (ii) sell or cause to be sold the fractional Share represented by the ADSs so surrendered and remit the proceeds of such sale (net of (a) applicable fees and charges of, and expenses incurred by, the Depositary and (b) taxes withheld) to the person surrendering the ADSs.  Notwithstanding anything else contained in any ADR or the Deposit Agreement, the Depositary may make delivery at the Principal Office of the Depositary of (i) any cash dividends or cash distributions, or (ii) any proceeds from the sale of any distributions of shares or rights, which are at the time held by the Depositary in respect of the Deposited Securities represented by the ADSs surrendered for cancellation and withdrawal.  At the request, risk and expense of any Holder so surrendering ADSs, and for the account of such Holder, the Depositary shall direct the Custodian to forward (to the extent permitted by law) any cash or other property (other than securities) held by the Custodian in respect of the Deposited Securities represented by such ADSs to the Depositary for delivery at the Principal Office of the Depositary.  Such direction shall be given by letter or, at the request, risk and expense of such Holder, by cable, telex or facsimile transmission.

If applicable, simultaneously with the delivery of Deposited Securities to the Holder or its designee, the Custodian, pursuant to the Foreign Exchange Contract(s), will issue or cause to be issued to the Holder or such designee a certificate which states that the Deposited Securities have been transferred to the Holder or its designee by the Depositary and that the Depositary waives in favor of the Holder or its designee the right of access to the formal foreign exchange market relating to such withdrawn Deposited Securities.

For purposes of tax rulings dated January 29, 1990 and October 1, 1999 issued by the Chilean Servicio de Impuestos Internos regarding certain tax matters relating to American Depositary Shares and American Depositary Receipts, the acquisition value of any Share or other Deposited Security upon its withdrawal by a Holder upon surrender of the corresponding ADR shall be the highest reported sales price of such Share or other Deposited Security on the Bolsa de Comercio de Santiago, Bolsa de Valores (the “Santiago Stock Exchange”) on the day on which the transfer of such Share or other Deposited Security from the Depositary to such Holder is recorded on the books of the Foreign Registrar.  In the event that the Shares or other Deposited Securities are not then traded on the Santiago Stock Exchange, such value shall be the highest reported sales price on the principal stock exchange or other organized securities market in Chile on which such Shares or other Deposited Securities are then traded.  In the event that no such sales price is reported on the day on which such transfer is recorded on the books of the Foreign Registrar, such value shall be deemed to be the highest sale price reported on the last day on which such sales price was reported, provided, that if such day is more than 30 days prior to the date of such transfer, such price shall be increased (or decreased) by the percentage increase (or decrease) over the corresponding period in the Chilean consumer price index as reported by the pertinent governmental authority of Chile.  Notwithstanding the foregoing, in the event that the exchanged Shares are sold by the Holder on a Chilean stock exchange on the same day on which the transfer is recorded on the books of the Foreign Registrar or within two Chilean business days prior to the date on which the sale is recorded on those books, the acquisition price of such exchanged Shares shall be the price registered in the invoice issued by the stockbroker that participated in the sale transaction.

(3)           Transfer, Combination and Split-ups of ADRs.  The Registrar shall register the transfer of  this ADR (and of the ADSs represented hereby) on the books maintained for such purpose and the Depositary shall (x) cancel this ADR and execute new ADRs evidencing the same aggregate number of ADSs as those evidenced by this ADR when canceled by the Depositary, (y) cause the Registrar to countersign such new ADRs and (z) Deliver such new ADRs to or upon the order of the person entitled thereto, if each of the following conditions has been satisfied:  (i) this ADR has been duly Delivered by the Holder (or by a duly authorized attorney of the Holder) to the Depositary at its Principal Office for the purpose of effecting a transfer thereof, (ii) this surrendered ADR has been properly endorsed or are accompanied by proper instruments of transfer (including signature guarantees in accordance with standard securities industry practice), (iii) this surrendered ADR has been duly stamped (if required by the laws of the State of New York or of the United States), and (iv) all applicable fees and charges of, and expenses incurred by, the Depositary and all applicable taxes and governmental charges (as are set forth in Section 5.9 of, and Exhibit B to, the Deposit Agreement) have been paid, subject, however, in each case, to the terms and conditions of this ADR, of the Deposit Agreement and of applicable law, in each case as in effect at the time thereof.

The Registrar shall register the split-up or combination of this ADR (and of the ADSs represented hereby) on the books maintained for such purpose and the Depositary shall (x) cancel this ADR and execute new ADRs for the number of ADSs requested, but in the aggregate not exceeding the number of ADSs evidenced by this ADR (canceled), (y) cause the Registrar to countersign such new ADRs, and (z) Deliver such new ADRs to or upon the order of the Holder thereof, if each of the following conditions has been satisfied:  (i) this ADR has been duly Delivered by the Holder (or by a duly authorized attorney of the Holder) to the Depositary at its Principal Office for the purpose of effecting a split-up or combination hereof, and (ii) all applicable fees and charges of, and expenses incurred by, the Depositary and all applicable taxes and government charges (as are set forth in Section 5.9 of, and Exhibit B to, the Deposit Agreement) have been paid, subject, however, in each case, to the terms and conditions of this ADR, of the Deposit Agreement and of applicable law, in each case as in effect at the time thereof.

(4)           Pre-Conditions to Registration, Transfer, Etc.  As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADSs or transfer or withdrawal of any Deposited Securities, the Depositary or a Custodian may require payment from the presenter of ADSs, or the depositor of the Shares, of a sum sufficient to reimburse it for any tax or other governmental charge (including any such tax or charge and fee with respect to Shares being deposited or withdrawn) and any stock transfer or registration fee with respect thereto and payment of any applicable fees as herein provided, may require the production of proof satisfactory to it as to the identity and genuineness of any signature and compliance with any regulations the Depositary and the Company may establish consistent with the provisions of the Deposit Agreement, including, without limitation, Section 2.6 of the Deposit Agreement and may also require compliance with any laws or governmental regulations relating to American depositary receipts or to the withdrawal of Deposited Securities.

After consultation with the Company, the issuance of ADSs against deposits of particular Shares may be withheld, or the issuance of ADSs against deposit of Shares generally may be suspended, or the registration of transfer of ADSs in particular instances may be refused, or the registration of transfer of ADSs generally may be suspended, during any period when the transfer books of the Depositary or the Company are closed, or if any such action is deemed, in good faith, necessary or advisable by the Depositary or the Company at any time or from time to time because of any requirement of law or of any government or governmental authority, body or commission, or under any provision of the Deposit Agreement.

The surrender of outstanding ADSs and withdrawal of Deposited Securities may not be suspended, except as required in connection with (i) temporary delays caused by closing the transfer books of the Depositary or the Company (or the appointed agent for the Company for the transfer and registration of Shares) or the payment of dividends, (ii) the payment of fees, taxes and similar charges, and (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the Receipts or to the withdrawal of the Deposited Securities. Without limitation of the foregoing, the Depositary will not knowingly accept for deposit under the Deposit Agreement any Shares required to be registered under provisions of the Securities Act of 1933 prior to being offered and sold publicly in the United States, unless a registration statement is in effect as to such Shares. The Depositary shall comply with written instructions of the Company not to accept for deposit under the Deposit Agreement any Shares identified in such instructions at such times and under such circumstances as may reasonably be specified in such instructions in order to facilitate the Company's compliance with securities laws in the United States or Chile.

(5)           Liability for Taxes and Other Charges.  The Company, the Custodian and/or the Depositary may withhold or deduct from any distributions made in respect of Deposited Securities, and may sell for the account of a Holder and/or Beneficial Owner any or all of the Deposited Securities and apply such distribution and sale proceeds in payment of, any taxes (including applicable interest and penalties) or other governmental charges that are or may be payable in respect of the ADSs, Deposited Securities and ADRs, the Holder and the Beneficial Owner remaining liable for any deficiency.  If any tax or other governmental charge shall or may become payable by the Custodian or the Depositary (or their respective nominees) with respect to any Deposited Securities represented by ADSs, such tax or other governmental charge shall be payable by the Holders and Beneficial Owners of ADSs to the Depositary as set forth below in Section 3.2 of the Deposit Agreement.  The Depositary may refuse to effect any transfer of ADSs, or split-up or combination of any Receipt(s), or any withdrawal of Deposited Securities represented by ADSs until such payment is made.  Every Holder and Beneficial Owner agrees to indemnify the Depositary, the Company, the Custodian, and any of their agents, officers, employees and Affiliates for, and to hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any tax benefit obtained for such Holder and/or Beneficial Owner.

In the event the definitive amount of any taxes or other governmental charges that may be payable in respect of the Deposited Securities is known by the Company at the time any distribution is made in respect of such Deposited Securities, the Company shall (i) withhold, and pay over to the appropriate governmental authority, such definitive amount, or (ii) instruct the Depositary (with a copy to the Custodian) as to such withholding, including such known definitive amount, and the Depositary shall cause the Custodian to withhold, and pay over to such governmental authority, such definitive amount.

In the event the definitive amount of any taxes or other governmental charges that may be payable in respect of the Deposited Securities is not known by the Company at the time any distribution is made in respect of such Deposited Securities (e.g., in the event of a provisional withholding tax), the Company shall (i) calculate (A) the maximum amount of taxes or other governmental charges that may be payable in respect of such distribution (the “Maximum Tax Amount”), and (B) the amount of the tax or other governmental charge that is then known and required to be paid in respect of such distribution (the “Provisional Tax Amount”), and (ii) either (A) withhold from such distribution the Maximum Tax Amount, or (ii) instruct the Depositary (with a copy to the Custodian) as to such withholding, including the calculated Maximum Tax Amount and Provisional Tax Amount, and the Depositary shall cause the Custodian to withhold from such distribution the Maximum Tax Amount.  Notwithstanding anything herein to the contrary, if the Company fails to specify the Maximum Tax Amount in its instruction to the Depositary pursuant to the preceding sentence, the Depositary may calculate the Maximum Tax Amount in consultation with Chilean counsel and cause the Custodian to withhold the Maximum Tax Amount so calculated.  After withholding the Maximum Tax Amount, the Company or the Custodian (at the instruction of the Depositary), as applicable, shall (x) pay over to the appropriate governmental authority the Provisional Tax Amount and (y) hold in escrow in a non-interest bearing account the remaining portion of the Maximum Tax Amount not paid over to the governmental authorities (the “Escrow Amount”) pending final determination by the Company of the definitive amount of the taxes or other governmental charges that are payable in respect of that distribution (the “Final Tax Amount”).

If, upon the final determination by the Company of the Final Tax Amount in respect of a distribution, additional taxes or governmental charges are payable (including, without limitation, any interest and penalties that may be levied) in respect of such distribution in excess of the Provisional Tax Payment (such excess, the “Additional Tax Amount”), the Company shall, as applicable, (i) remit from the Escrow Amount (A) to the applicable tax authorities the Additional Tax Amount, and (B) to the Custodian, for distribution to the ADS Holders as of the applicable ADS Record Date for that distribution, the balance of the Escrow Amount, if any, or (ii) inform the Depositary (with a copy to the Custodian) of the Additional Tax Amount and the Depositary shall cause the Custodian to remit from the Escrow Amount (A) to the applicable tax authorities, the Additional Tax Amount, and (B) to the ADS Holders as of the applicable ADS Record Date for that distribution, the balance of the Escrow Amount.  Any distribution of the Escrow Amount to ADS Holders pursuant to the preceding sentence shall be made in accordance with the terms, and subject to the conditions, of the Deposit Agreement.

If, upon the final determination by the Company of the Final Tax Amount in respect of a distribution, the Provisional Tax Amount exceeds the Final Tax Amount, the Company or the Custodian (at the instruction of the Depositary), as applicable, shall (i) use reasonable efforts to reclaim from the applicable tax authorities the excess of the Provisional Tax Payment over the Final Tax Amount, and (ii) remit the amount of such excess and the balance of the Escrow Amount (if any) to (A) the Depositary for distribution the ADS Holders as of the applicable ADS Record Date for that distribution (if the Escrow Amount is being held by the Custodian), or (B) the Custodian for remittance to the Depositary for distribution to such ADS Holders as of the applicable ADR Record Date (if the Escrow Amount is being held by the Company), in each case, in accordance with the terms, and subject to the conditions, of the Deposit Agreement.

If, upon the final determination of the Final Tax Amount in respect of a distribution, the Final Tax Amount exceeds the Maximum Tax Amount, the amount of such tax deficiency shall be payable by the Holders and Beneficial Owners of ADSs (as of the applicable ADS Record Date for that distribution) to the Depositary for payment of the applicable tax deficiency.  The Depositary may refuse to effect any transfer of ADSs, or split-up or combination of any Receipt(s) or any withdrawal of Deposited Securities represented by ADSs until such payment is made, and may withhold any dividends or other distributions, and may sell for the account of the Holders and Beneficial Owners any part or all of the Deposited Securities represented by ADSs, and may apply such dividends or other distributions and the proceeds of any such sale in payment of the balance of such tax or other governmental charge that is due, the Holders and Beneficial Owners of ADSs remaining liable for any deficiency.

The Depositary shall cause the Custodian to take all actions required or necessary in order for the Depositary to fulfill its obligations under Section 3.2 of the Deposit Agreement.  No interest shall be payable in respect of any amounts held by the Company, the Depositary or the Custodian under the terms of Section 3.2 of the Deposit Agreement.  None of the Company, the Depositary or the Custodian shall incur any liability in respect of any funds payable, held or remitted pursuant to Section 3.2 of the Deposit Agreement for losses that may be incurred as a result of currency fluctuations.

(6)           Representations and Warranties on Deposit of Shares.  Each person depositing Shares under the Deposit Agreement shall be deemed thereby to represent and warrant that (i) such Shares and the certificates therefor are duly authorized, validly issued, fully paid, non-assessable and legally obtained by such person, (ii) all preemptive (and similar) rights, if any, with respect to such Shares have been validly waived or exercised, (iii) the person making such deposit is duly authorized so to do, (iv) the Shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and (v) the Shares presented for deposit are not, and the ADSs issuable upon such deposit will not be, Restricted Securities (except as contemplated in Section 2.12 of the Deposit Agreement), and (vi) the Shares presented for deposit have not been stripped of any rights or entitlements.  Such representations and warranties shall survive the deposit and withdrawal of Shares, the issuance and cancellation of ADSs in respect thereof and the transfer of such ADSs.  If any such representations or warranties are false in any way, the Company and the Depositary shall be authorized, at the cost and expense of the person depositing Shares, to take any and all actions necessary to correct the consequences thereof.

(7)           Filing Proofs, Certificates and Other Information.  Any person presenting Shares for deposit and any Holder and Beneficial Owner may be required from time to time to file such proof of citizenship or residence, exchange control approval, payment of all applicable Chilean taxes or other governmental charges, legal or beneficial ownership, or such information relating to the registration on the books of the Company or the Registrar, if applicable, of the Shares presented for deposit or other information, to execute and deliver such certificates and to make such representations and warranties, as the Depositary may deem necessary or proper or as the Company reasonably may require by written request to the Depositary and the Custodian.  The Depositary may withhold the delivery or registration of transfer of any ADR or ADS or the distribution or sale of any dividend or other distribution of rights or the proceeds thereof or the delivery of any Deposited Securities until such proof or other information is filed, or such certificates are executed or such representations and warranties are made.  The Depositary shall provide the Company, in a timely manner, with copies of any such proofs of citizenship or residence, exchange control approval, legal or beneficial ownership or other information referred to above which it receives.

(8)           Charges of Depositary.  The Depositary shall charge the following fees:

(i)
Issuance Fee:  to any person depositing Shares or to whom ADSs are issued upon the deposit of Shares (excluding issuances as a result of distributions described in paragraph (iv) below), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) so issued under the terms of the Deposit Agreement;

(ii)
Cancellation Fee:  to any person surrendering ADSs for cancellation and withdrawal of Deposited Securities or to any person to whom Deposited Securities are delivered, a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) surrendered;

(iii)
Cash Distribution Fee:  to any Holder of ADSs, a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held for the distribution of cash dividends or other cash distributions (i.e., sale of rights and other entitlements);

(iv)
Stock Distribution /Rights Exercise Fee:  to any Holder of ADS(s), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held for (a) the distribution of stock dividends or other free stock distributions or (b) the exercise of rights to purchase additional ADSs;

(v)
Other Distribution Fee:  to any Holder of ADS(s), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held for the distribution of securities other than ADSs or rights to purchase additional ADSs; and

(vi)	Depositary Services Fee: to any Holder of ADS(s), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held on the applicable record date(s) established by the Depositary.

In addition, Holders, Beneficial Owners, persons depositing Shares and persons surrendering ADSs for cancellation and for the purpose of withdrawing Deposited Securities shall be responsible for the following charges:

(i)	taxes (including applicable interest and penalties) and other governmental charges;

(ii)
such registration fees as may from time to time be in effect for the registration of Shares or other Deposited Securities on the share register and applicable to transfers of Shares or other Deposited Securities to or from the name of the Custodian, the Depositary or any nominees upon the making of deposits and withdrawals, respectively;

(iii)
such cable, telex and facsimile transmission and delivery expenses as are expressly provided in the Deposit Agreement to be at the expense of the person depositing or withdrawing Shares or Holders and Beneficial Owners of ADSs;

(iv)	the expenses and charges incurred by the Depositary in the conversion of foreign currency;
(v)
such fees and expenses as are incurred by the Depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to Shares, Deposited Securities, ADSs and ADRs; and

(vi)	the fees and expenses incurred by the Depositary, the Custodian, or any nominee in connection with the delivery or servicing of Deposited Securities.

All fees and charges may, at any time and from time to time, be changed by agreement between the Depositary and Company but, in the case of fees and charges payable by Holders or Beneficial Owners, only in the manner contemplated by paragraph (22) of this ADR and as contemplated in the Deposit Agreement.  The Depositary will provide, without charge, a copy of its latest fee schedule to anyone upon request.

Depositary Fees payable upon (i) deposit of Shares against issuance of ADSs and (ii) surrender of ADSs for cancellation and withdrawal of Deposited Securities will be charged by the Depositary to the person to whom the ADSs so issued are delivered (in the case of ADS issuances) and to the person who delivers the ADSs for cancellation to the Depositary (in the case of ADS cancellations).  In the case of ADSs issued by the Depositary into DTC or presented to the Depositary via DTC, the ADS issuance and cancellation fees will be payable to the Depositary by the DTC Participant(s) receiving the ADSs from the Depositary or the DTC Participant(s) surrendering the ADSs to the Depositary for cancellation, as the case may be, on behalf of the Beneficial Owner(s) and will be charged by the DTC Participant(s) to the account(s) of the applicable Beneficial Owner(s) in accordance with the procedures and practices of the DTC participant(s) as in effect at the time.  Depositary fees in respect of distributions and the Depositary services fee are payable to the Depositary by Holders as of the applicable ADS Record Date established by the Depositary.  In the case of distributions of cash, the amount of the applicable Depositary fees is deducted by the Depositary from the funds being distributed.  In the case of distributions other than cash and the Depositary service fee, the Depositary will invoice the applicable Holders as of the ADS Record Date established by the Depositary.  For ADSs held through DTC, the Depositary fees for distributions other than cash and the Depositary service fee are charged by the Depositary to the DTC Participants in accordance with the procedures and practices prescribed by DTC from time to time and the DTC Participants in turn charge the amount of such fees to the Beneficial Owners for whom they hold ADSs.

The Depositary may reimburse the Company for certain expenses incurred by the Company in respect of the ADR program established pursuant to the Deposit Agreement, by making available a portion of the Depositary fees charged in respect of the ADR program or otherwise, upon such terms and conditions as the Company and the Depositary agree from time to time.  The Company shall pay to the Depositary such fees and charges and reimburse the Depositary for such out-of-pocket expenses as the Depositary and the Company may agree from time to time.  Responsibility for payment of such charges and reimbursements may from time to time be changed by agreement between the Company and the Depositary.  Unless otherwise agreed, the Depositary shall present its statement for such expenses and fees or charges to the Company once every three months.  The charges and expenses of the Custodian are for the sole account of the Depositary.

The right of the Depositary to receive payment of fees, charges and expenses as provided above shall survive the termination of the Deposit Agreement.  As to any Depositary, upon the resignation or removal of such Depositary as described in Section 5.4, such right shall extend for those fees, charges and expenses incurred prior to the effectiveness of such resignation or removal.

(9)           Title to ADRs.  It is a condition of this ADR, and every successive Holder of this ADR by accepting or holding the same consents and agrees, that title to this ADR (and to each ADS evidenced hereby) shall be transferable upon the same terms as a certificated security under the laws of the State of New York, provided that, in the case of Certificated ADSs, such ADR has been properly endorsed or is accompanied by proper instruments of transfer.  Notwithstanding any notice to the contrary, the Depositary and the Company may deem and treat the Holder of this ADR (that is, the person in whose name this ADR is registered on the books of the Depositary) as the absolute owner thereof for all purposes.  Neither the Depositary nor the Company shall have any obligation nor be subject to any liability under the Deposit Agreement or this ADR to any holder of this ADR or any Beneficial Owner unless, in the case of a holder of ADSs, such holder is the Holder of this ADR registered on the books of the Depositary or, in the case of a Beneficial Owner, such Beneficial Owner or the Beneficial Owner’s representative is the Holder registered on the books of the Depositary.

(10)           Validity of ADR.  The Holder(s) of this ADR (and the ADSs represented hereby) shall not be entitled to any benefits under the Deposit Agreement or be valid or enforceable for any purpose against the Depositary or the Company unless this ADR has been (i) dated, (ii) signed by the manual or facsimile signature of a duly authorized signatory of the Depositary, (iii) countersigned by the manual or facsimile signature of a duly authorized signatory of the Registrar, and (iv) registered in the books maintained by the Registrar for the registration of issuances and transfers of ADSs.  An ADR bearing the facsimile signature of a duly-authorized signatory of the Depositary or the Registrar, who at the time of signature was a duly-authorized signatory of the Depositary or the Registrar, as the case may be, shall bind the Depositary, notwithstanding the fact that such signatory has ceased to be so authorized prior to the delivery of such ADR by the Depositary.

(11)           Available Information.  The Company is subject to the periodic reporting requirements of the Exchange Act of 1934 and, accordingly, is required to file or submit certain reports with the Commission. These public reports can be retrieved from the  Commission’s website (www.sec.gov) and can be inspected and copied at public reference facilities maintained by the Commission located (as of the date of the Deposit Agreement) at 100 F Street, N.E., Washington, D.C. 20549.  The Depositary shall make available for inspection by the Holders at its Principal Office any reports and communications received from the Company which are both (a) received by the Depositary, the Custodian or nominee of either of them as the holder of the Deposited Securities and (b) made generally available to the holders of such Deposited Securities by the Company.

The Registrar shall keep books for the registration of ADSs which at all reasonable times shall be open for inspection by the Company and by the Holders of such ADSs, provided that such inspection shall not be, to the Registrar’s knowledge, for the purpose of communicating with Holders of such ADSs in the interest of a business or object other than the business of the Company or other than a matter related to the Deposit Agreement or the ADSs.  The Registrar, after consultation with the Company, may close the transfer books with respect to the ADSs, at any time or from time to time, when deemed necessary or advisable by it in good faith in connection with the performance of its duties hereunder, or at the reasonable written request of the Company subject, in all cases, to paragraph (25).

(12)           Disclosure of Interests.  To the extent that provisions of or governing any Deposited Securities may require the disclosure of beneficial or other ownership of Deposited Securities, other Shares and other securities to the Company and may provide for blocking transfer and voting or other rights to enforce such disclosure or limit such ownership, the Depositary shall use its reasonable efforts to comply with Company instructions as to Receipts in respect of any such enforcement or limitation and Holders shall comply with all such disclosure requirements and ownership limitations and shall cooperate with the Depositary's compliance with such Company instructions.

(13)           Compliance with Chilean Law.  Pursuant to Circular Letter N° 1.375 of the SVS dated February 12, 1998, Holders are deemed, for certain purposes of Chilean law, to be treated as holders of Deposited Securities. Accordingly, Holders shall, as a matter of Chilean law, be obligated to comply with the requirements of Articles 12 and 54 and Title XV of Law 18,045 of Chile and SVS regulations.  Article 12 requires, among other things, that Holders and Beneficial Owners who directly or indirectly own 10% or more of the total share capital of the Company (or who may attain such percentage ownership through an acquisition of shares), or the directors, liquidators, principal executives or managers of such Holders or Beneficial Owners, must report to the SVS and the stock exchanges in Chile on which the Shares are listed:

(a)           any direct or indirect acquisition or sale of Receipts; and

(b)           any direct or indirect acquisition or sale of any contract or security whose price or results depend on or are conditioned in whole or in part on the price of the Company’s shares.

The information must be provided not later than the day following the effectiveness of the acquisition or sale.  Article 54 requires, among other things, that any Holder or Beneficial Owner intending to acquire control, directly or indirectly (as defined in Title XV of Law 18,045) of the Company (a) send a written notice of such intention to the Company, to the Company's controllers, to companies controlled by the Company, to the SVS and to the stock exchanges in Chile on which the Shares are listed, and, (b) publish a notice of such intention in two  newspapers in Chile and on the Company’s website. Such written communications and publications must be made with at least ten business days prior to the date of intended acquisition of control or as soon as negotiations pursuing control have been formalized or confidential documentation of the Company has been provided. Within two business days following the acquisition of control, the Holder must publish a notice in the same newspapers where the intention of control was published and send written communications to the same entities listed in clause (a) above.

Dated:

CITIBANK, N.A., as Depositary By ___________________________ (Authorized Officer)

                      The address of the Principal Office of the Depositary is 388 Greenwich Street, New York, New York 10013, U.S.A.

(FORM OF REVERSE OF RECEIPT)

SUMMARY OF CERTAIN ADDITIONAL PROVISIONS

OF THE DEPOSIT AGREEMENT

(14)           Dividends and Distributions; Rights.  Whenever the Custodian or Depositary shall receive any cash dividend or other cash distribution by the Company on any Deposited Securities, the Depositary shall, subject to the provisions of Section 4.6 of the Deposit Agreement, convert or cause to be converted such dividend or distribution into dollars and shall distribute the amount thus received to the Holders of Receipts entitled thereto, in proportion to the number of ADSs representing such Deposited Securities held by them respectively; provided, however, that in the event that the Company or its agent, the Depositary or a Custodian shall be required to withhold and does withhold from any cash dividend or other cash distribution in respect of any Deposited Securities an amount on account of taxes, the amount distributed to the Holders for ADSs representing such Deposited Securities shall be reduced accordingly provided, however, that the Depositary shall make appropriate adjustments in the amounts so distributed in respect of (a) any such Deposited Securities being not entitled, by reason of date of issuance or otherwise, to receive all or any portion of such distribution or (b) any amounts (i) withheld or required to be withheld by the Company, the Custodian or the Depositary from any such distribution pursuant to Section 3.2 of the Deposit Agreement or otherwise on account of taxes or other governmental charges, or (ii) charged by the Depositary in the conversion of foreign currency into Dollars pursuant to Section 4.6 of the Deposit Agreement. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any Holder a fraction of one cent, and any balance not so distributable shall be held by the Depositary (without liability for interest thereon) and shall be added to and become part of the next sum received by the Depositary for distribution to the Holders of ADSs then outstanding. The company or its agent will remit to the appropriate governmental authority or agency in Chile all amounts required to be withheld and owing to such authority or agency by the Company. The Depositary or its agent will remit to the appropriate government authority or agency in Chile all amounts required to be withheld by the Depositary. The Depositary will forward to the Company such information from its records as the Company may reasonably request to enable the Company to file necessary reports with governmental authorities or agencies, and either the Depositary, a Custodian or the Company or its agent, as appropriate, may file any such reports necessary to obtain benefits under the applicable tax treaties for the Holders of ADSs.

Whenever the Custodian or Depositary shall receive any distribution other than cash, rights or Shares upon any Deposited Securities, the Depositary shall, after consultation with the Company to the extent practicable, and provided that the Depositary shall have received satisfactory documentation within the terms of Section 5.7 of the Deposit Agreement, cause the securities or property received by such Custodian to be distributed to the Holders entitled thereto after deduction or upon payment of the expenses of the Depositary, in proportion to the number of ADSs representing such Deposited Securities held by them respectively, in any manner that the Depositary, with the consent of the Company, deems equitable and practicable for accomplishing such distribution; provided, however, that if in the opinion of the Depositary such distribution cannot be made proportionately among the Holders entitled thereto, or if for any other reason (including but not limited to any requirement that the Company or the Depositary withhold an amount on account of taxes or other governmental charges or that such securities must be registered under the Securities Act in order to be distributed to the Holders) the Depositary deems such distribution not to be reasonably practicable, the Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale (at public or private sale, at such place or places and upon such terms as it may deem proper) of the securities or property thus received, or any part thereof, and, in such case, the net proceeds of any such sale shall be distributed by the Depositary to the Holders entitled thereto as in the case of a distribution received in cash.

Subject to the last sentence of Section 4.4 of the Deposit Agreement, if any distribution upon any Deposited Securities consists of a dividend in, or free distribution of, Shares, the Depositary may, and shall, if the Company so requests, distribute to the Holders of outstanding ADSs entitled thereto, in proportion to the number of ADSs representing such Deposited Securities held by them respectively, additional ADSs representing the number of Shares received as such dividend or free distribution subject to the terms and conditions of the Deposit Agreement with respect to the deposit of Shares and the issuance of ADSs, including the withholding of any tax or other governmental charge as provided in Section 4.13 of the Deposit Agreement. The Depositary will not issue fractional ADSs. In lieu of issuing fractional ADSs in any such case, the Depositary will sell the number of Shares or ADSs, as the case may be, represented by the aggregate of such fractions and distribute the net proceeds to Holders, all in the manner and subject to the conditions described in Section 4.2 of the Deposit Agreement. If additional ADSs are not so distributed (except as pursuant to the preceding sentence), each ADS shall thenceforth also represent the additional Shares distributed upon the Deposited Securities represented thereby. Notwithstanding the foregoing, in the event that the Company in the fulfillment of its obligation under Section 5.7 of the Deposit Agreement has furnished an opinion of U.S. counsel determining that Shares must be registered under the Securities Act or other laws in order to be distributed to Holders (and no such registration has been declared effective), the Depositary may sell such Shares and remit the proceeds thereof to the Holders entitled thereto as in the case of a distribution in cash.

In the event that the Company shall offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional Shares or any rights of any other nature, the Depositary, after consultation with the Company, shall have discretion as to the procedure to be followed in making such rights available to the Holders of ADSs or in disposing of such rights on behalf of such Holders and making the net proceeds available in dollars to such Holders; provided, however, that the Depositary will, if requested by the Company, take action as follows:

(i)           if at the time of the offering of any rights the Depositary determines that it is lawful and reasonably practicable to make such rights available to Holders of ADSs by means of warrants or otherwise and if the Depositary shall have received satisfactory documentation within the terms of Section 5.7 of the Deposit Agreement, the Depositary shall, after payment of all fees and expenses of the Depositary, distribute warrants or other instruments therefor in such form as it may determine to the Holders entitled thereto, in proportion to the number of ADSs representing such Deposited Securities, or employ such other method as it may deem practicable in order to facilitate the exercise, sale or transfer of rights by such Holders; or

(ii)           if at the time of the offering of any rights the Depositary determines that it is not lawful or not reasonably practicable to make such rights available to Holders of ADSs by means of warrants or otherwise, or if the rights represented by such warrants or such other instruments are not exercised and appear to be about to lapse, the Depositary in its discretion may sell such rights or such warrants or other instruments at public or private sale, at such place or places and upon such terms as it may deem proper, and may allocate the proceeds (net of all fees and expenses of the Depositary) of any such sale for the accounts of the Holders otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practicable basis without regard to any distinctions among such Holders because of the application of exchange restrictions with regard to a particular Holder, or the date of delivery of any ADSs, or otherwise or, if by the terms of such rights offering or for any other reason, the Depositary may not either make such rights available to any Holders or dispose of such rights and make the net proceeds available to such Holders, then the Depositary shall allow the rights to lapse.

If the Depositary has distributed warrants or other instruments for rights to all or certain Holders, then upon instruction pursuant to such warrants or other instruments to the Depositary from such Holder to exercise such rights, upon payment by such Holder to the Depositary for the account of such Holder of any amount equal to the purchase price of the Shares to be received upon the exercise of the rights, and upon payment of the fees of the Depositary and any other charges as set forth in such warrants or other instruments or as may be requested by the Company to the Depositary in writing, the Depositary shall, on behalf of such Holder, exercise the rights and purchase the Shares, and the Company shall, upon receipt of payment of any charges requested as above, cause the Shares so purchased to be delivered to the Depositary on behalf of such Holder. The Depositary will cause the Shares so purchased to be deposited pursuant to Section 2.2 of the Deposit Agreement, and shall, pursuant to Section 2.3 of the Deposit Agreement, issue ADSs to such owner. In the case of a distribution pursuant to this section, any ADRs evidencing such ADSs shall be legended in accordance with applicable U.S. laws, and shall be subject to the appropriate restrictions on sale, deposit, cancellation, and transfer under such laws.

The Depositary and the Company shall not be responsible for any failure to determine that it may be lawful or practicable to make such rights available to Holders in general or any Holders in particular.  Additionally, the Depositary shall not be responsible for (i) any foreign exchange exposure or loss incurred in connection with such sale, or exercise, or (ii) the content of any materials forwarded to the Holders on behalf of the Company in connection with the rights distribution.

Notwithstanding anything to the contrary in Section 4.5 of the Deposit Agreement, if registration (under the Securities Act or any other applicable law) of the rights or the securities to which any rights relate may be required in order for the Company to offer such rights or such securities to Holders and to sell the securities represented by such rights, the Depositary will not distribute such rights to the Holders (i) unless and until a registration statement under the Securities Act (or other applicable law) covering such offering is in effect or (ii) unless the Company furnishes the Depositary opinion(s) of counsel for the Company in the United States and counsel to the Company in any other applicable country in which rights would be distributed, in each case satisfactory to the Depositary, to the effect that the offering and sale of such securities to Holders and Beneficial Owners are exempt from, or do not require registration under, the provisions of the Securities Act or any other applicable laws.

In the event that the Company, the Depositary or the Custodian shall be required to withhold and does withhold from any distribution of property (including rights) an amount on account of taxes or other governmental charges, the amount distributed to the Holders of ADSs representing such Deposited Securities shall be reduced accordingly.  In the event that the Depositary determines that any distribution in property (including Shares and rights to subscribe therefor) is subject to any tax or other governmental charges which the Depositary is obligated to withhold, the Depositary may dispose of all or a portion of such property (including Shares and rights to subscribe therefor) in such amounts and in such manner, including by public or private sale, as the Depositary deems necessary and practicable to pay any such taxes or charges.

There can be no assurance that Holders generally, or any Holder in particular, will be given the opportunity to receive or exercise rights on the same terms and conditions as the holders of Shares or be able to exercise such rights.  Nothing herein shall obligate the Company to file any registration statement in respect of any rights or Shares or other securities to be acquired upon the exercise of such rights.

(15)           Fixing of ADS Record Date.  Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or rights shall be issued with respect to Shares, or whenever for any reason the Depositary causes a change in the number of Shares that are represented by ADSS, or whenever the Depositary shall receive notice of any meeting of holders of Shares or other Deposited Securities, the Company shall promptly notify the Depositary of the record date in respect thereof and the Depositary will fix a record date (the “ADS Record Date”) (which to the extent practicable shall be the same record date set by the Company) for the determination of the Holders of Receipts who shall be entitled to receive such dividend, distribution or rights, or the net proceeds of the sale thereof or to exercise any voting rights at such meeting.  Subject to the provisions of Sections 4.1 through 4.6 and to the other terms and conditions of the Deposit Agreement, the Holders of ADSs as of the close of business in New York on such ADS Record Date shall be entitled to receive the amount distributable by the Depositary with respect to such dividend, distribution or rights or the net proceeds of sale thereof in proportion to the number of ADSs held by them respectively and to give voting instructions and to act in respect of any other such matter.

(16)           Voting of Deposited Securities.  As soon as practicable after receipt of notice of any meeting at which the holders of Deposited Securities are entitled to vote, or of solicitation of consents or proxies from holders of Deposited Securities, the Depositary shall fix the ADS Record Date in respect of such meeting or solicitation of consent or proxy in accordance with Section 4.7 of the Deposit Agreement.  The Depositary shall, if requested by the Company in writing in a timely manner (the Depositary having no obligation to take any further action if the request shall not have been received by the Depositary at least thirty (30) days prior to the date of such vote or meeting), at the Company’s expense and provided no U.S. legal prohibitions exist, distribute to Holders as of the ADS Record Date: (a) such notice of meeting or solicitation of consent or proxy, (b) a statement that the Holders at the close of business on the ADS Record Date will be entitled, subject to any applicable law, the provisions of the Deposit Agreement, the Estatutos of the Company and the provisions of or governing the Deposited Securities (which provisions, if any, shall be summarized in pertinent part by the Company), to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by such Holder’s ADSs, and (c) a brief statement as to the manner in which such voting instructions may be given or in which voting instructions may be deemed to have been given in accordance with Section 4.8 of the Deposit Agreement if no instructions are received prior to the deadline set for such purposes to the Depositary to give a discretionary proxy to a person designated by the Company.

Notwithstanding anything contained in the Deposit Agreement or any ADR, the Depositary may, to the extent not prohibited by law or regulations, or by the requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the Depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of Deposited Securities, distribute to the Holders a notice that provides Holders with, or otherwise publicize to Holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

Voting instructions may be given only in respect of a number of ADSs representing an integral number of Deposited Securities.  Upon the timely receipt from a Holder of ADSs as of the ADS Record Date of voting instructions in the manner specified by the Depositary, the Depositary shall endeavor, insofar as practicable and permitted under applicable law, the provisions of the Deposit Agreement, Estatutos of the Company and the provisions of the Deposited Securities, to vote, or cause the Custodian to vote, the Deposited Securities (in person or by proxy) represented by such Holder’s ADSs in accordance with such voting instructions.

If no voting instructions are received by the Depositary from a Holder as of the ADS Record Date on or before the date established by the Depositary for such purpose, such Holder shall be deemed, and the Depositary shall deem such Holder, to have instructed the Depositary to give a discretionary proxy with full power of substitution, to the Chairman of the Board or to a person designated by him, to vote the Deposited Securities, and the Depositary shall give a discretionary proxy with full power of substitution to the Chairman of the Board or to a person designated by him to vote the Deposited Securities on any such matters, except that no such instruction shall be deemed and no such discretionary proxy shall be given with respect to any matter as to which (i) the Chairman of the Board directs the Depositary that he does not wish such proxy to be given, (ii) substantial opposition exists by Holders (it being understood that an election of directors at an annual or extraordinary meeting of shareholders is not a matter involving substantial opposition by Holders), or (iii) such matter materially and adversely affects the rights of Holders. No such proxy shall continue in effect beyond 5 P.M., Santiago Time, on the penultimate day of any calendar month.

Neither the Depositary nor the Custodian shall under any circumstances exercise any discretion as to voting and neither the Depositary nor the Custodian shall vote, attempt to exercise the right to vote, or in any way make use of for purposes of establishing a quorum or otherwise, the Deposited Securities represented by ADSs, except pursuant to and in accordance with the voting instructions timely received from Holders or as otherwise contemplated herein.  If the Depositary timely receives voting instructions from a Holder which fail to specify the manner in which the Depositary is to vote the Deposited Securities represented by such Holder’s ADSs, the Depositary will deem such Holder (unless otherwise specified in the notice distributed to Holders) to have instructed the Depositary to vote in favor of the items set forth in such voting instructions.  Deposited Securities represented by ADSs for which no timely voting instructions are received by the Depositary from the Holder shall not be voted (except as contemplated in Section 4.8 of the Deposit Agreement).  Notwithstanding anything else contained herein, the Depositary shall, if so requested in writing by the Company, represent all Deposited Securities (whether or not voting instructions have been received in respect of such Deposited Securities from Holders as of the ADS Record Date) for the sole purpose of establishing quorum at a meeting of shareholders.

Notwithstanding anything else contained in the Deposit Agreement or any ADR, the Depositary shall not have any obligation to take any action with respect to any meeting, or solicitation of consents or proxies, of holders of Deposited Securities if the taking of such action would violate U.S. laws.  The Company agrees to take any and all actions reasonably necessary to enable Holders and Beneficial Owners to exercise the voting rights accruing to the Deposited Securities, including requesting its U.S. counsel to deliver an opinion addressing any such actions requested to be taken if so requested by the Depositary.

There can be no assurance that Holders generally or any Holder in particular will receive the notice described above with sufficient time to enable the Holder to return voting instructions to the Depositary in a timely manner.

(17)           Changes Affecting Deposited Securities.  Upon any change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger, consolidation or sale of assets affecting the Company or to which it is a party, any securities which shall be received by the Depositary or the Custodian in exchange for, or in conversion of or replacement of or otherwise in respect of, such Deposited Securities shall, to the extent permitted by law, be treated as new Deposited Securities under the Deposit Agreement, and the ADRs shall, subject to the provisions of the Deposit Agreement and applicable law, evidence ADSs representing the right to receive such additional or replacement securities.  In giving effect to such change, split-up, cancellation, consolidation or other reclassification of Deposited Securities, recapitalization, reorganization, merger, consolidation or sale of assets, the Depositary may, with the Company’s approval, and shall, if the Company shall so request, subject to the terms of the Deposit Agreement and receipt of an opinion of counsel to the Company satisfactory to the Depositary that such actions are not in violation of any applicable laws or regulations, (i) issue and deliver additional ADSs as in the case of a stock dividend on the Shares, (ii) amend the Deposit Agreement and the applicable ADRs, (iii) amend the applicable Registration Statement(s) on Form F-6 as filed with the Commission in respect of the ADSs, (iv) call for the surrender of outstanding ADRs to be exchanged for new ADRs, and (v) take such other actions as are appropriate to reflect the transaction with respect to the ADSs.  The Company agrees to, jointly with the Depositary, amend the Registration Statement on Form F-6 as filed with the Commission to permit the issuance of such new form of ADRs.  Notwithstanding the foregoing, in the event that any security so received may not be lawfully distributed to some or all Holders, the Depositary may, with the Company’s approval, and shall, if the Company requests, subject to receipt of an opinion of Company’s counsel satisfactory to the Depositary that such action is not in violation of any applicable laws or regulations, sell such securities at public or private sale, at such place or places and upon such terms as it may deem proper and may allocate the net proceeds of such sales (net of (a) fees and charges of, and expenses incurred by, the Depositary and (b) taxes) for the account of the Holders otherwise entitled to such securities upon an averaged or other practicable basis without regard to any distinctions among such Holders and distribute the net proceeds so allocated to the extent practicable as in the case of a distribution received in cash pursuant to Section 4.2 of the Deposit Agreement.  The Depositary shall not be responsible for (i) any failure to determine that it may be lawful or practicable to make such securities available to Holders in general or to any Holder in particular, (ii) any foreign exchange exposure or loss incurred in connection with such sale, or (iii) any liability to the purchaser of such securities.

(18)           Certain Rights of the Depositary; Limitations.  Subject to the further terms and provisions of this paragraph, the Depositary and its agents may own and deal in any class of securities of the Company and its affiliates and in ADSs. The Depositary may issue ADSs against evidence of rights to receive Shares from the Company, or any custodian, registrar, transfer agent, clearing agency or other entity involved in ownership or transaction records in respect of the Shares. Such evidence of rights shall consist of written blanket or specific guarantees of ownership of Shares furnished on behalf of the holder thereof. The Depositary shall not lend Shares or ADSs; provided, however, that the Depositary reserves the right to (i) issue ADSs prior to the receipt of Shares pursuant to Section 2.2 of the Deposit Agreement and (ii) deliver Shares prior to the receipt and cancellation of ADSs pursuant to Section 2.5 of the Deposit Agreement, including ADSs which were issued under (i) above but for which Shares may not have been received (each such transaction a “Pre-Release Transaction”).  The Depositary may receive ADSs in lieu of Shares under (i) above and receive Shares in lieu of ADSs under (ii) above. Each such transaction shall be (a) accompanied by (x) a written representation by the person or entity (the "Applicant") to whom ADSs are issued or Shares delivered that at the time the Depositary issues such ADSs or delivers such Shares, the Applicant or its customer owns the Shares or ADSs to be delivered to the Depositary, or (y) such evidence of ownership of Shares or ADSs as the Depositary deems appropriate, (b) subject to a written representation by the Applicant that it will hold such Shares or ADSs in trust for the Depositary until their delivery to the Depositary or custodian, reflect on its records the Depositary as owner of such Shares or ADSs and deliver such Shares upon the Depositary's request, (c) at all times fully collateralized (marked to market daily) with cash, United States government securities, or other collateral of comparable safety and liquidity, (d) terminable by the Depositary on not more than five (5) business days notice, and (e) subject to such further indemnities and credit regulations as the Depositary deems appropriate. The Depositary intends that the number of ADSs issued by it under (i) above and outstanding at any time, generally will not exceed thirty percent (30%) of the ADSs issued by the Depositary and with respect to which Shares are on deposit with the Depositary or custodian; provided, however, that the Depositary reserves the right to change or disregard such limit from time to time as the Depositary deems appropriate. The Depositary will also set limits with respect to the number of ADSs and Shares involved in transactions to be effected hereunder with any one person on a case by case basis as it deems appropriate.

(19)           Exoneration.  Neither the Depositary nor the Company nor any of their respective directors, employees, agents or affiliates shall be obligated to do or perform any act which is inconsistent with the provisions of the Deposit Agreement or incur any liability (i) if the Depositary or the Company or any of their respective directors, employees, agents or affiliates shall be prevented or forbidden from, or delayed in, doing or performing any act or thing required by the terms of the Deposit Agreement or, if applicable, any Foreign Exchange Contract(s), by reason of any provision of any present or future law, regulation, order, decree, moratorium or fiat of the United States, Chile or any other country, or of any other governmental authority(including, if applicable, any action by the Central Bank under any Foreign Exchange Contract(s)) or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of any Foreign Exchange Contract(s), if applicable, or of the Estatutos of the Company or any provision of or governing any Deposited Securities, or by reason of any act of God, war or terrorism or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, acts of terrorism, revolutions, rebellions, explosions and computer failure), (ii) by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement or in the Estatutos of the Company or provisions of or governing Deposited Securities, (iii) for any action or inaction in reliance upon the advice of or information from legal counsel, accountants, any governmental authority, any person presenting Shares for deposit, any Holder, any Beneficial Owner or authorized representative thereof, or any other person believed by it in good faith to be competent to give such advice or information, (iv) for the inability by a Holder or Beneficial Owner to benefit from any distribution, offering, right or other benefit which is made available to holders of Deposited Securities but is not, under the terms of the Deposit Agreement, made available to Holders of ADSs, or (v) for any consequential or punitive damages for any breach of the terms of the Deposit Agreement.  The Depositary, its controlling persons, its agents, any Custodian and the Company, its controlling persons and its agents may rely and shall be protected in acting upon any written notice, request or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.  No disclaimer of liability under the Securities Act is intended by any provision of the Deposit Agreement.

(20)           Standard of Care.  The Company and the Depositary assume no obligation and shall not be subject to any liability under the Deposit Agreement or this ADR to any Holder(s) or Beneficial Owner(s), except that the Company and Depositary agree to perform their respective obligations specifically set forth in the Deposit Agreement and this ADR without negligence or bad faith.  Without limitation of the foregoing, neither the Depositary, nor the Company, nor any of their respective controlling persons, or agents, shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or in respect of the ADSs, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be required (and no Custodian shall be under any obligation whatsoever with respect to such proceedings, the responsibility of the Custodian being solely to the Depositary).  The Depositary and its agents shall not be liable for any failure to carry out any instructions to vote any of the Deposited Securities, or for the manner in which any vote is cast or the effect of any vote, provided that any such action or omission is in good faith and in accordance with the terms of the Deposit Agreement.  The Depositary shall not incur any liability for any failure to determine that any distribution or action may be lawful or reasonably practicable, for the content of any information submitted to it by the Company for distribution to the Holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the Deposited Securities, for the validity or worth of the Deposited Securities or for any tax consequences that may result from the ownership of ADSs, Shares or Deposited Securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the Deposit Agreement, for the failure or timeliness of any notice from the Company, or for any action or failure to act by, or any information provided or not provided by, DTC or any DTC participant.

The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary, provided that in connection with the issue out of which such potential liability arises the Depositary performed its obligations without negligence or bad faith while it acted as Depositary.

(21)           Resignation and Removal of Depositary; Substitution of the Custodian.  The Depositary may at any time resign as Depositary under the Deposit Agreement upon 90 days written notice of its election so to do delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement.  The Depositary may at any time be removed by the Company upon 90 days written notice of such removal effective upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement.  In case at any time the Depositary acting hereunder shall resign or be removed, the Company shall use its best efforts to appoint a successor depositary, which shall be a bank or trust company having an office in the Borough of Manhattan, The City of New York.  Every successor depositary shall execute and deliver to its predecessor and to the Company an instrument in writing accepting its appointment hereunder and a new foreign exchange agreement among the Central Bank, the Company and such successor depositary, and thereupon such successor depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor; but such predecessor, nevertheless, upon payment of all sums due it and on the written request of the Company shall execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder, shall duly assign, transfer and deliver all right, title and interest in the Deposited Securities to such successor, and shall deliver to such successor a list of the Holders of all outstanding ADSs and such other books and records maintained by such predecessor with respect to its function as Depositary hereunder. Any such successor depositary shall promptly mail notice of its appointment to the Holders.  If applicable, the Depositary agrees that it will, after the appointment of any successor depositary, continue to cooperate with the Company and such successor depositary to arrange for the execution of Foreign Exchange Contract(s) or an amendment to or a replacement thereto, and the Depositary shall be reimbursed for its reasonable out of pocket expenses in connection therewith.

Any corporation into or with which the Depositary may be merged or consolidated shall be the successor of the Depositary without the execution or filing of any document or any further act.

(22)           Amendment/Supplement.  Subject to the terms and conditions of this paragraph 22, the Deposit Agreement and applicable law, this ADR and any provisions of the Deposit Agreement may at any time and from time to time be amended or supplemented by written agreement between the Company and the Depositary in any respect which they may deem necessary or desirable without the prior written consent of the Holders or Beneficial Owners.  Any amendment or supplement which shall impose or increase any fees or charges (other than charges in connection with foreign exchange control regulations, and taxes and other governmental charges, delivery and other such expenses), or which shall otherwise materially prejudice any substantial existing right of Holders or Beneficial Owners, shall not, however, become effective as to outstanding ADSs until the expiration of thirty (30) days after notice of such amendment or supplement shall have been given to the Holders of outstanding ADSs.  Notice of any amendment to the Deposit Agreement or any ADR shall not need to describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice shall not render such notice invalid, provided, however, that, in each such case, the notice given to the Holders identifies a means for Holders and Beneficial Owners to retrieve or receive the text of such amendment (i.e., upon retrieval from the Commission’s, the Depositary’s or the Company’s website or upon request from the Depositary).  The parties hereto agree that any amendments or supplements which (i) are reasonably necessary (as agreed by the Company and the Depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act or (b) the ADSs to be settled solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by Holders, shall be deemed not to materially prejudice any substantial rights of Holders or Beneficial Owners.  Every Holder and Beneficial Owner at the time any amendment or supplement so becomes effective shall be deemed, by continuing to hold such ADSs, to consent and agree to such amendment or supplement and to be bound by the Deposit Agreement and this ADR, if applicable, as amended or supplemented thereby.  In no event shall any amendment or supplement impair the right of the Holder to surrender such ADS and receive therefor the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law.  Notwithstanding the foregoing, if any governmental body should adopt new laws, rules or regulations which would require an amendment of, or supplement to, the Deposit Agreement to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement and this ADR at any time in accordance with such changed laws, rules or regulations.  Such amendment or supplement to the Deposit Agreement and this ADR in such circumstances may become effective before a notice of such amendment or supplement is given to Holders or within any other period of time as required for compliance with such laws, rules or regulations.

(23)           Termination.  The Depositary shall, at any time at the written direction of the Company, terminate the Deposit Agreement by distributing notice of such termination to the Holders of all ADSs then outstanding at least thirty (30) days prior to the date fixed in such notice for such termination.  If ninety (90) days shall have expired after (i) the Depositary shall have delivered to the Company a written notice of its election to resign, or (ii) the Company shall have delivered to the Depositary a written notice of the removal of the Depositary, and, in either case, a successor depositary shall not have been appointed and accepted its appointment as provided in Section 5.4 of the Deposit Agreement, the Depositary may terminate the Deposit Agreement by distributing notice of such termination to the Holders of all ADSs then outstanding at least thirty (30) days prior to the date fixed in such notice for such termination.  The date so fixed for termination of the Deposit Agreement in any termination notice so distributed by the Depositary to the Holders of ADSs is referred to as the “Termination Date”.  Until the Termination Date, the Depositary shall continue to perform all of its obligations under the Deposit Agreement, and the Holders and Beneficial Owners will be entitled to all of their rights under the Deposit Agreement.

If any ADSs shall remain outstanding after the Termination Date, the Registrar and the Depositary shall not, after the Termination Date, have any obligation to perform any further acts under the Deposit Agreement, except that the Depositary shall, subject, in each case, to the terms and conditions of the Deposit Agreement, continue to (i) collect dividends and other distributions pertaining to Deposited Securities, (ii) sell securities and other property received in respect of Deposited Securities, (iii) deliver Deposited Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any securities or other property, in exchange for ADSs surrendered to the Depositary (after deducting, or charging, as the case may be, in each case, the fees and charges of, and expenses incurred by, the Depositary, and all applicable taxes or governmental charges for the account of the Holders and Beneficial Owners, in each case upon the terms set forth in Section 5.9 of the Deposit Agreement), and (iv) take such actions as may be required under applicable law in connection with its role as Depositary under the Deposit Agreement.

At any time after the Termination Date, the Depositary may sell the Deposited Securities then held under the Deposit Agreement and shall after such sale hold un-invested the net proceeds of such sale, together with any other cash then held by it under the Deposit Agreement, in an un-segregated account and without liability for interest, for the pro - rata benefit of the Holders whose ADSs have not theretofore been surrendered.  After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement except (i) to account for such net proceeds and other cash (after deducting, or charging, as the case may be, in each case, the fees and charges of, and expenses incurred by, the Depositary, and all applicable taxes or governmental charges for the account of the Holders and Beneficial Owners, in each case upon the terms set forth in Section 5.9 of the Deposit Agreement), and (ii) as may be required at law in connection with the termination of the Deposit Agreement.  After the Termination Date, the Company shall be discharged from all obligations under the Deposit Agreement, except for its obligations to the Depositary under Sections 5.8, 5.9 and 7.6 of the Deposit Agreement.  The obligations under the terms of the Deposit Agreement of Holders and Beneficial Owners of ADSs outstanding as of the Termination Date shall survive the Termination Date and shall be discharged only when the applicable ADSs are presented by their Holders to the Depositary for cancellation under the terms of the Deposit Agreement.

(24)           Compliance with U.S. Securities Laws.  Notwithstanding anything in the Deposit Agreement to the contrary, the Company and the Depositary each agrees that it will not exercise any rights it has under the Deposit Agreement to prevent the withdrawal or delivery of Deposited Securities in a manner which would violate the United States securities laws, including, but not limited to, Section I.A. (1) of the General Instructions to the Form F-6 Registration Statement, as amended from time to time, under the Securities Act of 1933.

(ASSIGNMENT AND TRANSFER SIGNATURE LINES)

FOR VALUE RECEIVED, the undersigned Holder hereby sell(s), assign(s) and transfer(s) unto ______________________________ whose taxpayer identification number is _______________________ and whose address including postal zip code is ________________, the within ADS and all rights thereunder, hereby irrevocably constituting and appointing ________________________ attorney-in-fact to transfer said ADS on the books of the Depositary with full power of substitution in the premises.

Dated: __________________________ SIGNATURE GUARANTEED
Name:________________________________
By:
Title:

NOTICE: The signature of the Holder to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatsoever.

If the endorsement be executed by an attorney, executor, administrator, trustee or guardian, the person executing the endorsement must give his/her full title in such capacity and proper evidence of authority to act in such capacity, if not on file with the Depositary, must be forwarded with this ADR.

All endorsements or assignments of ADRs must be guaranteed by a member of a Medallion Signature Program approved by the Securities Transfer Association, Inc.

NOTICE OF NAME CHANGE FOR ENERSIS AMÉRICAS S.A.

TO THE HOLDERS AND BENEFICIAL OWNERS OF
AMERICAN DEPOSITARY SHARES (“ADSs”) REPRESENTING
SHARES OF ENERSIS AMÉRICAS S.A.

COMPANY:	Enersis Américas S.A., a sociedad anónima abierta organized and existing under the laws of the Republic of Chile.
DEPOSITARY:	Citibank, N.A.
DEPOSITED SECURITIES:	Common Shares, without par/nominal value, of the Company.
DEPOSIT AGREEMENT:
Third Amended and Restated Deposit Agreement, dated as of March 28, 2013, by and among Enersis Américas S.A. (formerly Enersis S.A.), the Depositary and all Holders and Beneficial Owners of ADSs issued thereunder.

ADS CUSIP NO.:	29274F104.
ADS RATIO:	50 Shares to 1 ADS.
EFFECTIVE DATE:	December 1, 2016.

The Company has informed the Depositary that the Company will change its name as of the Effective Date as follows:

Current Name:	Enersis Américas S.A.

New Name:	Enel Américas S.A.

Please note that any American Depositary Receipts (“ADRs”) issued on or prior to the Effective Date to evidence ADSs, which do not reflect the name change, do not need to be exchanged for new ADRs and may remain outstanding until such time the Holder thereof chooses to surrender them for any reason under the Deposit Agreement.

If you have any questions regarding the above amendment, please contact Citibank, N.A. at 1-800-308-7887.

CITIBANK, N.A., as Depositary

November 21, 2016